Exhibit 10.2

EXECUTION COPY

RECEIVABLES SALE AGREEMENT

Dated: September 8, 2009

Among

JDER Limited,

as Assignee

JOHNSONDIVERSEY UK LIMITED,

as Originator

Schedule 1 – Form of Global Letter of Offer

Schedule 2 – Form of UK Company Note

-i-

THIS DEED (THE “UK SALE AGREEMENT”) IS MADE ON SEPTEMBER 8, 2009:

1.	JDER Limited, an Irish private limited liability company, as assignee (the “Assignee”),

2.	JOHNSONDIVERSEY UK LIMITED, a private limited liability company organised under the laws of the England and Wales as assignor (the “Originator”),

PREAMBLE

A.	The Originator desires to offer to sell, transfer and assign to the Assignee all of the Originator’s right, title and interest in and to a pool of Receivables originated by it pursuant to its commercial activities, and to the extent that such Receivables are “Eligible Receivables,” as set forth herein, the Assignee is willing to purchase such Eligible Receivables.

B.	The parties have agreed to set forth, amongst other things, in this UK Sale Agreement the terms and conditions under which the Originator shall sell, transfer and assign its right, title and interest in, to and under such Eligible Receivables to the Assignee.

C.	The Originator and the Assignee intend that the acceptance (evidenced by payment of the Purchase Price (as defined herein)) by the Assignee of a Global Letter of Offer (as defined herein) from the Originator (or its duly authorised designee) shall constitute a true sale from the Originator to the Assignee of the Eligible Receivables (originated by the Originator) listed in such Global Letter of Offer, providing the Assignee with the full benefits of ownership of each such Eligible Receivable (subject to retention of legal title by the Originator except in the case of a Termination Event that has occurred and is continuing). The Originator and the Assignee do not intend any of the transactions contemplated by this UK Sale Agreement to be characterised for any purpose as loans from the Assignee to the Originator.

D.	Pursuant to the Receivables Purchase Agreement, dated as of the date hereof, the Assignee will sell, transfer and assign an undivided variable percentage interest (under New York law) in the Eligible Receivables to Hannover Funding Company LLC, as Purchaser.

THIS DEED WITNESSES AS FOLLOWS:

Article I DEFINITIONS

1.1.	Capitalised terms not otherwise defined herein shall have the meaning set out in the Receivables Purchase Agreement, as amended, amended and restated, modified or supplemented from time to time.

References herein to the “UK Sale Agreement” or the “Agreement” shall mean this Receivables Sale Agreement together with any Global Letters of Offer (as defined herein) from time to time delivered pursuant hereto.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the United Kingdom; (b) is not an Affiliate of any of the parties to the Transaction Documents; (c) is not a Governmental Authority, other than a legal entity that does not benefit from immunity from being sued for nonpayment of debt or breach of contract; (d) has not suffered a Bankruptcy Event which is continuing; and (d) is not a Defaulted Obligor;

(ii) which has been billed to the Obligor and according to the terms thereof and any Contract related thereto is required to be paid in full (subject to any contractual rebate or discount) no later than ninety (90) days after any such time and not within the first fifteen (15) days after the Closing Date;

(iii) which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

(iv) which is denominated and payable only in Euro (€) or Pounds Sterling (£);

(v) which is not subject to offset by any payables owing to the Obligor by the Originator, provided, however, that Receivables from such Obligor that otherwise satisfy all other clauses of this definitions shall be considered Eligible Receivables to the extent that their combined balances exceed the sum of all payables owing to such Obligor by the Originator;

(vi) which arises under a Contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms except as such enforceability may be limited by any applicable insolvency law, or by general principles of law or equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(vii) which arises under a Contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not contain an enforceable requirement that the Obligor under such Contract consent to the transfer, sale or assignment of the rights and duties of any Originator under such Contract unless the related Obligor has consented to the assignment of such Receivable, (c) does not contain a confidentiality provision, and is not subject to applicable law, that purports to restrict the Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such Contract, unless the related obligor has waived such restriction and (d) is governed by the laws of England;

(viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto;

(ix) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(x) which was generated in the ordinary course of the Originator’s business from the sale of goods or provision of services to an Obligor by the Originator; and

(xi) which was created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;

(xii) which is not the subject of any dispute, offset, hold back defense, Adverse Claim (other than Permitted Adverse Claims), counterclaim, warranty claim or other claim or defense (other than unexpired volume on pricing discounts or rebates to which the Obligor may be entitled); and which does not arise from the sale of inventory which is subject to any Adverse Claim (other than Permitted Adverse Claims) covering the proceeds of such inventory, if such Adverse Claim would extend to such Receivable;

(xiii) which was created in accordance with, and which complies with, in each case, the requirements of the relevant Credit and Collection Policy;

(xiv) as to which the Originator has satisfied and fully performed all obligations on its part under the relevant Contract with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by the Originator under the relevant Contract with respect thereto in order for such Receivable to become due and payable hereunder;

(xv) which has not been modified, extended, renegotiated or restructured since their creation in any way, except as provided for in the relevant Credit and Collection Policy;

(xvi) in which the Originator owns good and marketable title and which is freely assignable by the Originator;

(xvii) for which the Assignee shall, upon payment of the Purchase Price in respect of the relevant Receivables, have a valid and enforceable ownership interest in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims and retention of legal title by the Originator except in the case of a Termination Event that has occurred and is continuing);

(xviii) in respect of which the Originator is (A) not in default in any material respect under the terms of the related Contract from which such Receivable arose and (B) is directly or indirectly wholly-owned by JDI;

(xix) for which the Obligor has been directed to make all payments to the UK Collection Account which is subject to the UK Collection Bank Agreement;

(xx) which is not payable in installments; and

(xxi) any other Receivable approved in writing by the Agent.

“Offer Signatories” means each of Lori Marin, Kathleen Powers, Mark Layton, Paul Feider, Jennifer Tomaloff and David Schultz, or any other signatory consented to by the Agent from time to time (such consent not to be unreasonably withheld).

“Sale Termination Event” means the failure of the Originator (or its duly authorised designee) to perform any of its responsibilities described in Clauses 3.2(a) and (b).

“UK Collection Account” means the Collection Account established by the Assignee with Citibank, N.A. (London) and listed as such on Schedule II to the Receivables Purchase Agreement.

“UK Collection Bank” means Citibank, N.A. (London).

“UK Collection Bank Agreement” means each Collection Bank Agreement to which Citibank, N.A. (London) is a party.

“UK Originator Account” means the Originator Account established by the Originator with Citibank, N.A. (London) and listed as such on Schedule II to the Receivables Purchase Agreement.

Article II PURPOSE

2.1.	The purpose of this UK Sale Agreement is to set forth:

(a)	The terms and conditions on which the Originator shall irrevocably sell, transfer and assign the Eligible Receivables to the Assignee;

(b)	The terms and conditions defining the Eligible Receivables;

(c)	The representations, warranties and covenants of the Originator in relation, in particular but not limited to, to the Eligible Receivables; and

(d)	Generally, the obligations subscribed by the Originator in relation to the Eligible Receivables.

Article III ENTRY INTO FORCE, TERM; Purchase and Sale; Purchase Price

3.1.	Entry into Force, Term. This UK Sale Agreement shall enter into force when the Receivables Purchase Agreement enters into force and shall terminate automatically upon the termination of the Receivables Purchase Agreement on the Facility Termination Date.

3.2.	Making Purchases.

(a)	The Originator (or its duly authorised designee) will, by no later than 4:00 p.m. (London time) on each Business Day prior to the Facility Termination Date on which Eligible Receivables are available for sale to the Assignee (each such day, an “Offer Date”) pursuant to a Daily Report, or by such later time as may be agreed between the Originator, the Assignee and the Agent, deliver to the Assignee, by facsimile or electronic mail, with a copy to each of the Agent and the Servicer, a Global Letter of Offer substantially in the form of Schedule 1 to this UK Sale Agreement (a “Global Letter of Offer”), signed (in original or photostatic form) by the Originator or its duly authorised designee and listing all Eligible Receivables which have come into existence on or before the relevant Offer Date and which have not yet been sold to the Assignee in accordance with the terms of this UK Sale Agreement (each an “Offered Receivable”) as at close of business on the Business Day immediately prior to the relevant Offer Date. Delivery of a Global Letter of Offer by the Originator in the manner described in this Clause 3.2(a) shall constitute due execution of such Global Letter of Offer for the purposes of this Agreement.

(b)	[Reserved].

(c)	The delivery of each Global Letter of Offer will constitute an irrevocable offer to sell, transfer and assign (with full title guarantee and by way of assignment), without recourse (except to the extent expressly provided herein) to the Assignee for the Purchase Price on the terms and subject to the conditions set forth in this UK Sale Agreement all of such Originator’s present and future right, title and interest in, to and under:

(i)	each Eligible Receivable of the Originator that existed and was owing to the Originator at the closing of the Originator’s business on the date of the initial Payment under the Receivables Purchase Agreement;

(ii)	each Eligible Receivable thereafter generated by the Originator from and including the date of the initial Payment under the Receivables Purchase Agreement until the Facility Termination Date;

(iii)	all rights to (but not the obligations of) the Originator under all Related Security in respect of each Eligible Receivable generated by the Originator; and

(iv)	all Collections and proceeds with respect to any of the foregoing and all amounts on deposit in the UK Collection Account representing proceeds of such Eligible Receivables and proceeds of the Related Security with respect thereto, and all certificates and instruments, if any, from time to time, evidencing such amounts on deposit in the UK Collection Account.

The items described in clauses (iii) through (v) may be referred to collectively as the “Related Rights”, and the Related Rights together with the items described in clauses (i) and (ii) may be referred to collectively as the

“Receivables Property.” For the purposes hereof, “Offered Receivables” means, on any date, all Eligible Receivables which have come into existence on or before the relevant date and which have not previously been sold to the Assignee in accordance with this Clause 3.2 of this UK Sale Agreement.

For the avoidance of doubt, Excluded Receivables shall not be offered for sale to the Assignee, nor shall Excluded Receivables be capable of being purchased by the Assignee hereunder.

(d)	Subject to Article V hereof, the Assignee hereby accepts each offer made from time to time to purchase all the Offered Receivables and related Receivables Property pursuant to each Global Letter of Offer; upon such acceptance and payment in full of the Purchase Price by the Assignee, all of the Originator’s right, title and interest in and to those Offered Receivables and the related Receivables Property shall transfer to the Assignee in accordance with the terms and conditions hereof, provided that at such time the Facility Termination Date has not occurred.

Acceptance will constitute:

(A)	acceptance of the offer; and

(B)	transfer to the Assignee of all of the Originator’s right, title and interest in and to those Offered Receivables and the related Receivables Property.

(e)	For the avoidance of doubt, the Originator and the Assignee hereby confirm their intention that any purchase and transfer under or pursuant to this UK Sale Agreement shall constitute a true sale of the relevant Eligible Receivables and Receivables Property transferred hereunder and not a security arrangement for any obligations of the Originator. Such sale of the Eligible Receivables shall be absolute and irrevocable and shall confer on the Assignee the full benefits of ownership of the Eligible Receivables (subject to retention of legal title by the Originator except in the case of a Termination Event that has occurred and is continuing).

The Originator will not be liable for the credit risk relating to an Eligible Receivable and the parties agree that the credit risk relating to all Receivables shall pass from the Originator to the Assignee at the same time as title shall pass in accordance with this UK Sale Agreement.

Each sale of Offered Receivables and the related Receivables Property hereunder is made without recourse to the Originator; provided, however, that:

(i)	the Originator shall be liable to the Assignee for all representations, warranties, covenants, deemed collection obligations, and indemnities which it makes pursuant to the express terms of this UK Sale Agreement; and

(ii)	such sale does not constitute, and is not intended to result in, an assumption by the Assignee (or any assignee thereof) of, and the Assignee and such assignees shall not have, any obligation or liability of the Originator or any other Person to any Obligor or other customer or client of the Originator or otherwise arising in connection with the Eligible Receivables or Receivables Property or any other obligations of the Originator (including any obligation to perform any obligations of the Originator under any Eligible Receivables and the related Contracts or other Receivables Property).

Notwithstanding any other provision in this Clause 3.2, the Originator will not be obligated to make any offer to the Assignee or any other Person of or in respect of any receivable if at such time the Facility Termination Date has occurred.

(f)	Records.

In connection with the purchase by the Assignee of Eligible Receivables hereunder, the Originator hereby agrees, to the extent permissible under Data Protection Law (as defined herein) and the other Transaction Documents and subject to any obligation of the Originator to retain such records as may be required by it to comply with its statutory obligations, to sell and, upon request by the Assignee, to transfer, assign and otherwise convey at its own expense to the Assignee, or as it may direct, all of its right and title to and interest in all purchase orders, delivery records and invoices (including any interim invoices represented by a final invoice) relating to the Offered Receivables and Receivables Property with respect thereto, the applicable Contracts and the related Obligors whether now existing or hereafter arising (collectively, and including all materials necessary or desirable to the Assignee to collect such Eligible Receivables and any Related Rights with respect thereto, the “Acquired Receivables Records”), without the need for any further documentation in connection therewith, provided that should Data Protection Law or such other legal or contractual restrictions as listed above prohibit transmission of relevant data to the Assignee, the Originator will use all reasonable efforts to cause such transmission to occur in compliance with applicable law. The Assignee agrees that the Originator may retain possession of the Acquired Receivables Records until the Assignee requests delivery thereof which request shall not be made prior to the occurrence of a Termination Event that is continuing. During the occurrence of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement that is continuing, the Originator shall, at its own expense assemble all of the records necessary or desirable to collect the Eligible Receivables sold hereunder and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect such Eligible Receivables and the Related Security, and make the same available to the Assignee or its designee at a place selected by the Assignee (provided that should the consent of any licensor of such software be required for the grant of the licence herein to be effective the Originator will use all reasonable efforts to obtain the consent of such third party licensor). During the occurrence of any Termination

Event, the Originator shall, at its own expense, segregate all cash, cheques and other instruments received by it from time to time constituting Collections with respect to such Eligible Receivables in a manner reasonably acceptable to the Assignee and, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Assignee or its designee. Until any Termination Event has occurred that is continuing, the Originator shall hold such Acquired Receivables Records on behalf of the Assignee, which Acquired Receivables Records shall be marked to indicate that they are the property of the Assignee and shall not be destroyed or disposed of. The Agent shall be entitled to inspect and copy such Acquired Receivables Records in accordance with Article V, Clause 5.4(j). The Originator shall be entitled to continue to use and make copies of all Acquired Receivables Records (and shall be entitled to retain all such copies, including after the Facility Termination Date), and, if the Assignee requires possession of any Acquired Receivables Records, the Assignee shall give the Originator reasonable opportunity to make copies of such documents.

In connection therewith, the Originator hereby grants to the Assignee (or its permitted designees, including the Servicer) an irrevocable, non-exclusive licence (subject to the restrictions contained in any licence with respect thereto) to use, without royalty or payment of any kind, all computer software and programs used by the Originator to account for the Eligible Receivables, to the extent necessary or desirable to permit the Assignee to exercise its ownership and other interests acquired under or pursuant to this UK Sale Agreement, and to administer or service the Eligible Receivables, whether such software and programs are owned by the Originator or are owned by others and used by the Originator under licence agreements with respect thereto, provided that if the terms of any software licence in favour of the Originator requires the consent of the licensor for the grant of the licence described herein to be effective the Originator agrees that it will use all reasonable efforts to procure such consent. The licence granted hereby shall be irrevocable, shall not terminate until the Final Payout Date, and may only be utilized by the Assignee upon the occurrence of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement that is continuing.

The Originator shall reasonably cooperate with and assist any Successor Servicer in the performance of its responsibilities as Servicer under the Servicing Agreement and under the other Transaction Documents, including (to the extent permitted by applicable law) providing access to, and transferring, to such Successor Servicer all Acquired Receivables Records and allowing (to the extent permitted by applicable law) the Successor Servicer to use all licences, hardware or software necessary or reasonably desirable to collect, service, obtain or store information regarding the Receivables.

3.3.	Consideration for Purchases. On the terms and subject to the conditions set forth in this UK Sale Agreement, the Assignee agrees to make Purchase Price payments to the Originator in accordance with Clause 3.5 hereof. The Originator and the Assignee hereby confirm that the Purchase Price with respect to any Eligible Receivable and any Related Rights represent fair consideration, reasonably equivalent value and the fair market value of such Eligible Receivables and Related Property.

3.4.	Calculation of Purchase Price. The “Purchase Price” to be paid to the Originator for the Receivables shall be determined in accordance with the following formula:

PP	=	OB x (1-DF)

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

DF	=	A percentage (the “Discount Factor”) calculated to provide the Assignee with a reasonable return on its investment in the Eligible Receivables sold hereunder after taking account of (i) the time value of money based upon the anticipated dates of collection of such Eligible Receivables and the cost to the Assignee of financing its investment in such Eligible Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originator and the Assignee may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of any sale of Eligible Receivables by the Originator to the Assignee which occurred during any Calculation Period ending prior to the Calculation Period during which the Originator and the Assignee agree to make such change.

“Payment Date” means (i) the Closing Date and (ii) each Originator Business Day thereafter.

3.5.

Payment of Purchase Price. On the terms and subject to the conditions set forth in this UK Sale Agreement, the Assignee agrees to pay to the Originator the Purchase Price for each purchase to be made hereunder as soon as reasonably practicable upon receipt of and as set out in the relevant Global Letter of Offer. The Purchase Price may be satisfied by (i) full payment in immediately available funds or (ii) partially by delivery of immediately available funds (in an amount at least equal to 75% of the face value of such Eligible Receivable, determined in accordance with GAAP, made available to the Assignee in connection with its subsequent sale of its interest in the Eligible Receivables pursuant to the terms of the Receivables Purchase Agreement) with the balance to be satisfied by delivery of a Pounds Sterling denominated subordinated promissory note in the form of Schedule 2 hereto, in favour of the Originator (such promissory note, as it may be amended, supplemented, amended and restated, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called the “UK Company Note”).

For the avoidance of doubt, a portion of the UK Company Note may, for the purposes of this clause 3.5, be deemed by the Originator to be cash to the extent that the Assignee repays outstanding amounts related to such portion of the UK Company Note from Available Collections (to the extent that it is permitted to do so under the terms of the Receivables Purchase Agreement).

The Originator (or the Servicer on its behalf) is hereby authorised by the Assignee to endorse on the UK Company Note, on each Offer Date, an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make any such notation shall not affect any obligation of the Assignee thereunder.

On each Offer Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this UK Sale Agreement, the Assignee shall pay to the Originator the Purchase Price for the Eligible Receivables listed in the relevant Global Letter of Offer (with respect to such Eligible Receivables to be sold under this UK Sale Agreement) corresponding to such Offer Date:

(a)	first, in immediately available funds to the extent the Assignee has such funds available therefore and such payment is not prohibited under the Receivables Purchase Agreement; and

(b)	second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the UK Company Note shall be automatically increased by an amount equal to such remaining Purchase Price.

For the avoidance of doubt, any funds not held or set aside pursuant to Section 1.4(b)(i)(B) of the Receivables Purchase Agreement shall be applied by the Assignee in accordance with Section 1.4(b)(i)(F) of the Receivables Purchase Agreement, to pay any Purchase Price payable pursuant to clause (a) above prior to any other application. Notwithstanding the foregoing, the principal balance of the UK Company Note shall not be increased, no additional Purchase Price shall be paid by means of the UK Company Note, and no purchase of the related Receivables being paid for with such increase shall occur, except to the extent that, after giving effect thereto, the Deferred Purchase Price Condition is satisfied. “Deferred Purchase Price Condition” means, at any time, that (a) the result of (i) the total Outstanding Balance of Eligible Receivables sold by the Originator to the Assignee under this UK Sale Agreement and which are then existing (the “UK Outstanding Receivables Balance”), less (ii) the sum of (A) the result of (x) the total Purchase Price of Receivables sold by the Originator to the Assignee from and after the Closing Date, less (y) the aggregate amount of such Purchase Price paid by the Assignee in immediately available funds to the Originator from and after the Closing Date, (B) the Portion of Investment represented by the UK Outstanding Receivables Balance, and (C) any other amounts owing by the Assignee under the Transaction Documents with respect to the UK Outstanding Receivables Balance, exceeds (b) one Pound Sterling (£1.00).

3.6.	VAT

All amounts expressed to be payable under this UK Sale Agreement by any party which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply and, accordingly, if VAT is chargeable on any supply made by one party to another under this UK Sale Agreement, the recipient of the supply shall pay to the supplier (in addition to such amounts) an amount equal to the amount of the VAT which is payable in respect of that supply against an appropriate VAT invoice provided by the supplier to the recipient of the supply.

3.7.	Settlement as to Specific Receivables and Dilution.

(a)	If, on the day of purchase of any Eligible Receivable from the Originator hereunder, any of the representations or warranties set forth in Article V, Clause 5.1 are not true with respect to such Eligible Receivable or as a result of any action or inaction of the Originator, on any subsequent day, any of such representations or warranties set forth in Article V, Clause 5.1 is no longer true with respect to such Eligible Receivable, then the Originator or its duly authorised designee, shall, as soon as reasonably practicable but within no later than two (2) Originator Business Days deposit immediately available funds in the UK Collection Account, in an amount equal to the Outstanding Balance of such Eligible Receivable, for application by the Servicer to the same extent as if Collections of such Eligible Receivable in such amount had actually been received on such date.

(b)	If, on any day, the Outstanding Balance of any Eligible Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, damaged, rejected, returned goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by the Originator or the Assignee or the Servicer (other than as a result of repayment or as a result of the inability of the Obligor to make payment (i.e., a credit loss or the insolvency of the Obligor)) or any setoff or dispute between the Originator, the Servicer and an Obligor, then the Purchase Price with respect to such Eligible Receivable shall be reduced by the amount of such net reduction and shall be accounted for by the Originator as provided in clause (c) below.

(c)	Any reduction in the Purchase Price of any Eligible Receivable pursuant to clause (b) above shall be applied as a credit for the account of the Assignee against the Purchase Price of Eligible Receivables subsequently purchased by the Assignee from the Originator hereunder; provided, however if there have been no purchases of Eligible Receivables from the Originator (or insufficiently large purchases of Eligible Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)	to the extent of any outstanding principal balance under the UK Company Note payable to the Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the UK Company Note payable to the Originator; or

(ii)	after making any deduction pursuant to sub-Clause (i) above, shall be paid in immediately available funds to the Assignee by the Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (y) when a Termination Event or Unmatured Termination Event exists or (z) on or after the date on which the Receivables Purchase Agreement has terminated, the amount of any such credit shall be paid by the Originator or its duly authorised designee to the Assignee by deposit in immediately available funds into the UK Collection Account for application by the Servicer to the same extent as if Collections of the applicable Eligible Receivable in such amount had actually been received on such date.

3.8.	Repurchases.

(a)	Except to the extent expressly set forth herein, the Originator shall not have any right or obligation under this UK Sale Agreement, by implication or otherwise, to repurchase from the Assignee any acquired Eligible Receivables or any Receivables Property with respect thereto or to rescind or otherwise retroactively affect any purchase of any acquired Eligible Receivable or any Receivables Property with respect thereto after any such Eligible Receivable is assigned and transferred to the Assignee hereunder.

(b)	The Originator shall, prior to the occurrence of a Termination Event, have the right, but not the obligation, to request the Assignee to sell it one or more Receivables purchased by the Assignee that (i) are not in fact Eligible Receivables or (ii) have become Defaulted Receivables by delivering, by no later than 11:30 a.m. (London Time) on any Offer Date, a written request (a “Repurchase Request”). Provided that, solely with respect to Receivables which have become Defaulted Receivables, such repurchase right shall be exercised by the Originator only for Defaulted Receivables in respect of which VAT bad debt relief is, in the reasonable view of the Originator, likely to be available to it.

(c)

Following receipt by the Assignee of a Repurchase Request from the Originator, the Originator or its duly authorised designee shall pay on the next Settlement Date to the UK Collection Account an amount equal to the Purchase Price paid in respect of each Receivable (together with any Related Security) described in such Repurchase Request, less any Collections (which shall be retained by the Assignee) previously received with respect to each such Receivable (the “Repurchase Amount”) and the Assignee shall take or perform such necessary steps, procedures and formalities, and deliver any necessary documents so as to validly effect the repurchase of each such Receivable (together with any Related Security). Any such action shall be at the expense of the Originator and any transfer of the relevant repurchased Receivables and Related Security shall be without representation by or recourse to the Assignee. Transfer to the Originator of title and ownership in and to those repurchased Receivables and Related Security shall occur immediately upon payment of the Repurchase Amount on such Settlement Date.

(d)	If the Originator has repurchased a Defaulted Receivable pursuant to the provisions of this Clause 3.8 and subsequently receives the whole or any part of such Defaulted Receivable, the Originator shall retain for its account the amount of such recovery.

(e)	Notwithstanding any provision to the contrary in this UK Sale Agreement, if the Repurchase Amount corresponding to the Receivables relating to any Repurchase Request is not paid in full by the Originator on the applicable Settlement Date, as determined in accordance with this Clause 3.8, no repurchase of said Receivables shall take place on such Settlement Date and any transfer document relating thereto shall be deemed automatically null and void. In such circumstances, the Originator shall indemnify the Assignee for costs of the Assignee incurred directly or indirectly as a result of such failure.

(f)	If any repurchased Receivable or Receivables Property related thereto is not transferred for any reason as provided under this Clause 3.8, the Servicer, acting on behalf of the Assignee (acting on the instructions of the Agent), shall be obliged to take all actions necessary for the effective transfer of such repurchased Receivable or Related Property (and shall in particular be obliged to endorse any cheques relating to such repurchased Receivable or Related Property), as the case may be, without undue delay and at the expense of the Originator, and take all further action as may be necessary or that the Originator may reasonably request in order to perfect, protect or more fully evidence the repurchases hereunder.

Without limiting the generality of the foregoing, the Servicer or the Assignee (or any of their duly authorised designees), shall upon the request of the Originator execute such further agreements, instruments, powers of attorney, and make such filings, deliver such notices and take such other actions, as may be necessary or appropriate, to give full effect to the transactions contemplated in this Clause 3.8. Until any such full transfer and re-assignment of the repurchased Receivables and Related Property is fully effected and legally valid and binding, the Assignee shall hold such repurchased Receivables and Related Property on trust for the benefit of the Originator.

3.9.	Certain Allocations

The Originator and the Assignee hereby agree that, unless otherwise required by applicable law or unless an Obligor designates that a payment be applied to a specific Eligible Receivable, all Collections from an Obligor shall be applied to the oldest Receivables of such Obligor.

3.10.	Certain Rights of the Purchaser

(a) At any time following the occurrence and during the continuation of a Termination Event:

(i)	at the Assignee’s or the Agent’s request the Originator shall, at its own expense (and, if the Originator shall fail to do so within three (3) Originator Business Days, the Assignee or the Agent may, at the Originator’s expense), if the Originator has not already done so:

(A)	notify each Obligor of Eligible Receivables sold by it hereunder of the transfer, sale and assignment of the Eligible Receivables and the Related Rights (to the extent sold hereunder) with respect thereto pursuant to this UK Sale Agreement and the Transaction Documents and of the Assignee’s beneficial ownership of such Eligible Receivables and the Related Rights with respect thereto;

(B)	direct such Obligors that payments under any such Eligible Receivable or any Related Rights with respect thereto be made directly to the Assignee or its designee; and

(C)	execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to such notice and directions, including any action required to be taken so that the obligations or other indebtedness of such Obligors in respect of any such Eligible Receivable and any Related Rights with respect thereto in each case, sold by it hereunder may no longer be legally satisfied by payment to the Originator or any of its Affiliates (other than the Assignee).

(ii)	if such Termination Event relates to the Originator, the Originator authorises the Assignee and the Agent to endorse in the Originator’s name and in favour of the Assignee cheques and other instruments representing Collections relating thereto.

(b) Following the occurrence and during the continuation of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement, the Originator hereby authorizes the Assignee and the Agent to take, to the extent permitted under applicable law, any and all steps in its name and on its behalf that are necessary or desirable, in the determination of the Assignee or the Agent, to collect amounts due under the acquired Eligible Receivables and any Related Rights with respect thereto, in each case, sold by the Originator hereunder, including, without limitation, enforcing the relevant Eligible Receivables and any Related Rights with respect thereto, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection therewith and to file any claims or take any action or institute any proceedings that the Assignee or the Agent (or any designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Originator in respect of, the relevant Eligible Receivables and any Related Rights with respect thereto and the other Transaction Documents.

Article IV CONDITIONS OF PURCHASE

4.1.	The obligation of the Assignee to purchase Eligible Receivables and Related Rights from the Originator on any Offer Date (including on the Closing Date) shall be subject to the conditions precedent that:

(i)	in connection with such sale and purchase, the Originator or its duly authorised designee has delivered a Global Letter of Offer in the manner set out in (and in accordance with) Article III, Clause 3.2 of this UK Sale Agreement;

(ii)	on such date no voluntary or involuntary bankruptcy, insolvency, reorganisation or other similar case or proceeding is pending against the Originator or the Assignee under any applicable insolvency law;

(iii)	the Facility Termination Date has not occurred;

(iv)	no Termination Event has occurred with respect to the Originator; and

(v)	the conditions precedent contained in Exhibit II to the Receivables Purchase Agreement have been satisfied.

Article V REPRESENTATIONS AND WARRANTIES, COVENANTS

5.1.	The Originator hereby represents and warrants on the date of this UK Sale Agreement to the Assignee as follows:

(a)	It is duly incorporated and validly existing under the laws of England and Wales and is duly qualified to do business, and is qualified in every jurisdiction where the nature of its business requires it to be so qualified, unless any failure to be so qualified would not have a Material Adverse Effect.

(b)

The execution, delivery and performance of this UK Sale Agreement and the other Transaction Documents to which it is a party in its capacity as Originator, (i) are within its corporate powers, (ii) have been duly authorised by all necessary corporate action on its part, (iii) do not contravene or result in a default under or conflict with (1) its organizational documents, (2) any law, rule or regulation applicable to` it, (3) any contractual restriction binding on or affecting it or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, (iv) with respect to it, do not result in or require the creation of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title (except in the case of a Termination Event that has occurred and is continuing) to the Eligible Receivables) upon or with respect to any of its properties and (v) are in its commercial interest. This UK Sale Agreement and the other Transaction Documents to which the Originator is a party in its capacity as Originator have been duly executed and delivered by it.

(c)	It has not failed to obtain any licenses, permits, approvals, consents, franchises or other governmental agency or body authorizations having jurisdiction over it necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

(d)	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by it of this UK Sale Agreement or the other Transaction Documents to which it is a party in its capacity as Originator, except (i) for actions taken or referred to in Exhibit II of the Receivables Purchase Agreement, all of which have been (on or before the Closing Date) duly made or taken and are in full force and effect and (ii) where the failure to have obtained any such authorization or approval or taken any such action or made any such filing or notice would not have nor would be reasonably likely to have a Material Adverse Effect.

(e)	Both before and after giving effect to any sale and purchase hereunder, it shall be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due.

(f)	The UK Sale Agreement and each of the Transaction Documents to which it is a party in its capacity as Originator constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

(g)	There is no pending action, suit or proceeding and, to its knowledge, no threatened action, suit or proceeding, affecting it or any of its properties before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)	It has complied in all material respects with its Credit and Collection Policy with regard to each Pool Receivable.

(i)	It is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(j)	Each Receivable originated by it included in the calculation of the Net Eligible Sterling Pool Balance is an Eligible Receivable as of the date of such calculation.

(k)	It is the beneficial owner of the Receivables it is purporting to transfer pursuant to this UK Sale Agreement and each Global Letter of Offer, free and clear of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title to the Eligible Receivables (except in the case of a Termination Event that has occurred and is continuing)); upon each purchase hereunder, the Assignee shall acquire a valid and enforceable beneficial interest in each such Eligible Receivable. No effective financing statement or other instrument similar in effect covering any Eligible Receivable or any Contract or other Related Security or Collections with respect thereto or the UK Originator Account or UK Collection Account is on file in any recording office, except those filed in favour of the Assignee pursuant to this UK Sale Agreement or the Purchaser pursuant to the Receivables Purchase Agreement and the other Transaction Documents (and those relating to security interests that will be terminated or released on or prior to the Closing Date, other than Permitted Adverse Claims and any security interests relating to legal title (except in the case of a Termination Event that has occurred and is continuing) retained by it in respect of the Eligible Receivables).

(l)	The name and address of the UK Collection Bank, together with the account numbers of the UK Originator Account and UK Collection Account at such UK Collection Bank are specified in Schedule II to the Receivables Purchase Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Receivables Purchase Agreement) and each of the UK Originator Account and the UK Collection Account is subject to a UK Collection Bank Agreement. All Obligors have been directed to make all payments with respect to each Contract to the UK Collection Account.

(m)	Its complete corporate name is set forth in the preamble to this UK Sale Agreement, and it does not use any other corporate name, trade name, doing business name or fictitious name, and except for names (i) set forth in Schedule III of the Receivables Purchase Agreement and/or (ii) first used after the date of the Receivables Purchase Agreement and set forth in a notice delivered to the Agent pursuant to the Receivables Purchase Agreement.

(n)	All written information furnished by it to the Assignee and the Agent, in connection with this UK Sale Agreement and any of the other Transaction Documents shall be true and accurate in every material respect.

(o)	It acknowledges that the Purchaser and the Agent are entering into the Transaction Documents to which they are parties in reliance upon the Assignee’s identity as a legal entity separate from the Originator.

(p)	It has filed or caused to be filed all material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid or made adequate provisions for the payment of all taxes payable by it which have become due or any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Originator; and (ii) in the case of taxes other than income or similar taxes (“designated taxes”), except to the extent that the failure to do so or to pay such designated taxes would not reasonably be expected to result in a Material Adverse Effect.

(q)	The transactions contemplated by this UK Sale Agreement and the other Transaction Documents are in its best interest and comply with its corporate purpose.

(r)	No portion of the Purchase Price of any Eligible Receivables sold by it pursuant to this UK Sale Agreement, and no other funds, if any, received by it from the Assignee, the Purchaser or the Agent pursuant to any of the Transaction Documents, will be used for any purpose other than general corporate purposes.

(s)	The Purchase Price paid for by the Assignee for each Eligible Receivable, Related Security, and all other rights and remedies purchased from it hereunder constitutes fair market value. Each purchase hereunder shall not have been made for or on account of an antecedent debt owed by it to the Assignee, and no such sale is or may be voidable or subject to avoidance under any clause of any law, rule or regulation related to bankruptcy, insolvency, reorganisation, winding up or composition or adjustment of debts. The sale of Eligible Receivables by it to the Assignee pursuant to this UK Sale Agreement has been and will be made in good faith and without intent to hinder, delay or defraud its creditors.

(t)	All information, exhibits, financial statements, documents, books, records or reports furnished by it to the Assignee or the Agent in connection with this UK Sale Agreement is accurate in all material respects as of its date, and no such item contains any untrue statement of a material fact.

(u)	It has complied with all of the terms, covenants and agreements contained in this UK Sale Agreement.

(v)	It is not in default under any of its contractual obligations, nor has a termination event, event of default or any similar such event occurred with respect to any material agreement to which it is a party.

(w)	No deduction or withholding for or on account of United Kingdom taxes will be required to be made from any payment due by the Originator to the Assignee.

(x)	It has not taken any corporate action, nor (to its knowledge, due enquiries having been made) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, bankruptcy, liquidation, examinership, dissolution, reorganization or annulment as a legal entity or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestator or similar officer of the relevant company or of any or all of its assets or revenues.

(y)	Either (a) no data protection law is applicable to any of the Eligible Receivables originated by it, or (b) it is in compliance with all data protection laws applicable to the Eligible Receivables originated by it, except to the extent the failure to so comply would not have nor be reasonably likely to have a Material Adverse Effect and it is entitled to disclose to the Assignee all of the information required to be set forth in each document to be executed in connection with this UK Sale Agreement (which, for the avoidance of doubt, includes each Global Letter of Offer and each Monthly Report).

(z)	It is a company which is resident for the purposes of tax in an EU Member State (by virtue of the laws of the EU Member State) and does not receive payments hereunder in connection with that part of its trade or business which is carried on in Ireland by it through a branch or agency; and, in this context, “EU Member State” means a Member State of the European Communities (other than Ireland).

5.2.	By accepting the Purchase Price related to each purchase of Eligible Receivables, the Originator shall be deemed to have certified that the representations and warranties contained in Clause 5.1 hereof are true and correct on and as of such day, with the same effect as though made on and as of such day. These representations and warranties are deemed repeated on each Offer Date by reference to the facts and circumstances then existing.

5.3.	The benefit of the representations and warranties provided by the Originator to the Assignee under this Article shall be assigned to the Agent, for the benefit of the Purchaser, pursuant to the Receivables Purchase Agreement.

5.4.	Covenants

Until the Final Payout Date:

(a)	Compliance with Laws, Etc. The Originator shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectibility of the Eligible Receivables or the enforceability of any related Contract or materially adversely affect the ability of the Originator to perform its obligations under any related Contract or under the Receivables Purchase Agreement or any other Transaction Document.

(b)	Data Protection. Notwithstanding anything herein to the contrary, the Originator shall ensure that no personal or other information in, or otherwise relating to, any Contract, Offered Receivable, any Collection related thereto, or any other Receivables Property or any Acquired Receivables Record or any other right or remedy transferred pursuant to this UK Sale Agreement (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, the Assignee, or the Agent if such transmission, delivery or receipt would result in the violation by such Person of the EU Data Protection Directive (95/46/EC), the Data Protection Act 1998, the Irish Data Protection Act, 1988 and the Irish Data Protection (Amendment) Act 2003 or any other legislation or regulation relating to data protection or privacy (together the “Data Protection Law”); provided that, upon the request of the Agent at any time after a Termination Event that has occurred and is continuing, the Originator shall, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all relevant personal data is transferred to the Agent (or such other Person as the Agent may direct) in accordance with all applicable law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

(c)	Offices, Records and Books of Account, Etc. the Originator (i) shall maintain its registered office in England, and (ii) shall provide the Assignee with copy to Agent with at least sixty (60) days’ written notice prior to making any change in (A) its name or making any other change in its identity or company structure (including a merger) or (B) its jurisdiction of incorporation or formation; each notice to the Assignee and the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Originator (or the Servicer or its duly authorised designee) will, in accordance with applicable law, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable). Without limiting the foregoing, the Originator shall (i) maintain adequate computer and other systems in order to service the related Pool Receivables; and (ii) from time to time on reasonable request of the Agent (but, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, not more than once during any calendar year relating to the business of the Originator and once during any calendar year relating to the business of the Originator), permit certified public accountants or other auditors acceptable to the Assignee and the Agent to conduct, at the Assignee’s expense, a review of its books and records with respect to such Pool Receivables.

(d)	Reporting Requirements. From the date hereof until the Final Payout Date, the Originator will, unless the Assignee and the Agent shall otherwise consent in writing, furnish to the Assignee and the Agent:

(i)	Termination Events. As soon as possible after any officer of the Originator has knowledge of, the occurrence of, and in any event within three (3) Originator Business Days after a Responsible Officer of the Originator has knowledge of the occurrence of any Termination Event or any Unmatured Termination Event, the statement of the chief financial officer or chief accounting officer of the Originator describing such Termination Event or Unmatured Termination Event and the action that the Originator proposes to take with respect thereto, in each case in reasonable detail;

(ii)	Proceedings. As soon as possible and in any event within three (3) Originator Business Days after a Responsible Officer of the Originator otherwise has knowledge thereof, written notice of any (i) action, suit, proceeding or investigation of the type described in Clause 5.1 hereof not previously disclosed to the Assignee and the Agent, and (ii) all material adverse developments that have occurred with respect to any previously disclosed actions, suits, proceedings and investigations; and

(iii)	Other. Promptly, from time to time, such other information, documents, records or reports respecting the Pool Receivables or the Related Rights or the conditions or operations, financial or otherwise, of the Originator as the Assignee, the Purchaser or the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchaser under or as contemplated by the Receivables Purchase Agreement.

(e)	Performance and Compliance with Contracts and Credit and Collection Policy. The Originator, shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and under the Transaction Documents, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and its related Contract.

(f)	Ownership Interest, Etc. The Originator shall, at its expense, take or procure, as applicable, all action necessary or desirable (including, for the avoidance of doubt, completion of all filings and notifications contemplated by the Transaction Documents) to establish and maintain the rights of the Assignee as sole beneficial owner of the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims save for legal title retained by it (except in the case of a Termination Event that has occurred and is continuing) in respect of the Eligible Receivables).

(g)	Sales, Liens, Etc. Except for retransfers of Receivables to the Originator in accordance with Article III, Clause 3.8 of this UK Sale Agreement, the Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims and legal title retained by it (except in the case of a Termination Event that has occurred and is continuing) in respect of the Eligible Receivables) upon or with respect to, any or all of its right, title or interest in, to or under, any item described in Section 1.2(c) of the Receivables Purchase Agreement, or assign any right to receive income in respect of any items contemplated by this paragraph (g). The Originator will defend the right, title and interest of the Assignee, Agent and the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through and under it or the Assignee.

(h)	Modification, Extension or Amendment of Receivables. Except as provided in the Receivables Purchase Agreement, the other Transaction Documents to which it is a party and the Credit and Collection Policy (or as required by any applicable law or regulation), the Originator shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract; provided, however, that no modification or extension of a Pool Receivable shall alter the status of such Pool Receivable as a Defaulted Receivable or a Delinquent Receivable or limit the rights of the Assignee under this UK Sale Agreement; and, provided, further, that if a Termination Event has occurred and is continuing, the Originator shall not make such modifications and adjustments without the prior consent of the Assignee; to the extent that the Originator contracts with any third party with respect to the collection of Delinquent Receivables or Defaulted Receivables, such third party shall also be bound by the terms set forth above.

(i)	Change in Business or Credit and Collection Policy. The Originator shall not make any material change in the character of its business, or make any change in the Credit and Collection Policy or its constitutional documents that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or materially adversely affect the ability of the Originator to perform its obligations under any related Contract or under the Receivables Purchase Agreement. The Originator shall not make any material change to its Credit and Collection Policy without the prior written consent of the Assignee and the Agent.

(j)

Audits. (i) The Originator shall, at its own expense, at any time and from time to time (but, so long as no Termination Event has occurred and is continuing, not more than once during any calendar year), during regular business hours, upon reasonable advance notice as requested by the Assignee and the Agent, permit the

Assignee and the Agent, or their agents or representatives, (x) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, but provided it is permitted by applicable law and subject to the restrictions contained in any licence with respect thereto, computer tapes and disks) in the possession or under the control of the Originator relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts and (y) to visit the offices and properties of the Originator for the purpose of examining such materials described in subclause (x) above, and to discuss matters relating to Pool Receivables and the Related Security or the Originator’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Originator having knowledge of such matters. The Originator shall furnish to the Assignee and the Agent within five Originator Business Days of a written request such information as the Agent may reasonably request, from time to time. The Originator shall promptly notify the Assignee and the Agent of any change in its accountants or accounting policy. (ii) The Originator shall, at the Seller’s expense, fully cooperate with the Seller and its auditor in connection with bi-annual third-party audits conducted on a random sample of the Receivables required under the Receivables Purchase Agreement.

(k)	Change in UK Collection Bank, UK Collection Account and Payment Instructions to Obligors. The Originator shall not make any changes in its instructions to, or add or terminate any bank as UK Collection Bank or any account as UK Collection Account from those listed in Schedule II to the Receivables Purchase Agreement, or make any change in its instructions to Obligors regarding payments to be made to it or payments to be made to the UK Collection Account, unless the Assignee and the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including without limitation the UK Collection Bank Agreement) that it may request in connection therewith.

(l)	UK Collection Account. The Originator shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to the UK Collection Account subject to a UK Collection Bank Agreement (and shall instruct the UK Collection Bank to cause all items and amounts relating to such Receivables to be deposited into the UK Collection Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the Originator into the UK Collection Account subject to a UK Collection Bank Agreement not later than one Originator Business Day (or, in the case of amounts received by the Originator after 3:00 p.m. London time on any Originator Business Day, the second Originator Business Day following such receipt) after receipt thereof. The Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account, cash or cash proceeds other than Collections of Pool Receivables or amounts in respect of Excluded Receivables, unless each holder of a Lien or ownership interest in such cash or cash proceeds is a party to the Intercreditor Agreement.

(m)	Separate Existence. The Originator hereby acknowledges that this UK Sale Agreement and the other Transaction Documents are being entered into in reliance upon the Assignee’s identity as a legal entity separate from the Originator and its Affiliates. Therefore, from and after the date hereof, the Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Assignee is an entity with assets and liabilities distinct from those of the Originator and any other Person, and is not a division of the Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(i)	The Originator shall maintain in full force and effect its existence and rights as a private limited liability company duly incorporated under the laws of England and Wales.

(ii)	The Originator shall maintain its centre of main interests in England.

(iii)	The Originator shall ensure that all corporate or other formalities regarding its existence (including holding regular board of directors’ or other similar meetings) are followed.

(iv)	The Originator shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other person in a bankruptcy, reorganization or other insolvency proceeding, and shall correct any known misunderstandings regarding its separate existence.

(v)	The Originator shall not be involved in the day to day management of the Assignee;

(vi)	The Originator shall maintain separate corporate records and books of account from the Assignee and otherwise will observe corporate formalities and have a separate area from the Assignee for its business;

(vii)	The financial statements and books and records of the Originator prepared after the date of creation of the Assignee shall reflect the separate existence of the Assignee; provided, that the Assignee’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Assignee; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Assignee’s assets are not available to satisfy the obligations of such Affiliate;

(viii)	Except as permitted by the Receivables Purchase Agreement, (i) the Originator shall maintain its assets separately from the assets of the Assignee, (ii) and the Assignee’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Assignee;

(ix)	All of the Assignee’s business correspondence and other communications shall be conducted in the Assignee’s own name and on its own stationery;

(x)	The Originator shall not act as an agent for the Assignee and in connection therewith, shall present itself to the public as an agent for the Assignee and a legal entity separate from the Assignee (for the avoidance of doubt this shall not include any of the Originator’s duties as Servicer or otherwise under any Transaction Documents);

(xi)	The Originator shall not conduct any of the business of the Assignee in its own name;

(xii)	The Originator shall not pay any liabilities of the Assignee out of its own funds or assets;

(xiii)	The Originator shall maintain an arm’s-length relationship with the Assignee;

(xiv)	The Originator shall not assume or guarantee or become obligated for the debts of the Assignee or, save as permitted under any Transaction Document, pledge its assets for the benefit of the Assignee, make any loans or advances to the Assignee or hold out its credit as being available to satisfy the obligations of the Assignee;

(xv)	The Originator shall not acquire obligations or securities of the Assignee or its shareholders;

(xvi)	The Originator shall identify and hold itself out as a separate and distinct entity from the Assignee;

(xvii)	The Originator shall correct any misunderstanding known to it respecting its separate identity from the Assignee;

(xviii)	Save as permitted under any Transaction Document, the Originator shall not enter into, or be a party to, any transaction with the Assignee, except in the ordinary course of its business and on terms which are intrinsically fair and not less favourable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

(xix)	The Originator shall not pay the salaries of the Assignee’s employees, if any.

(n)	Accounting for Purchases. The Originator shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Receivables and Related Rights by the Originator to the Assignee.

(o)	No Deductions. The Originator shall not, and shall not cause or permit or suffer any of its Affiliates to, deduct the deferred Purchase Price of Eligible Receivables sold pursuant to this UK Sale Agreement for purposes of determining its taxable income in any jurisdiction. The Originator shall, and shall permit its Affiliates to deduct only charges for interest, bad debts and other related costs and expenses incurred, in accordance with GAAP, in determining such taxable income.

(p)	Insurance. The Originator has not, as of the date of this Agreement, procured insurance relating to the Eligible Receivables sold by the Originator pursuant to this UK Sale Agreement.

(q)	All information, exhibits, financial statements, documents, books, records or reports to be furnished at any time by the Originator to the Administrator, the Agent or the Purchaser in connection with this Agreement and any of the other Transaction Documents will be accurate in all material respects as of the date so furnished, and no such item will contain any untrue statement of a material fact.

(r)	Amendments to Certain Documents.

(i)	The Originator (in connection with any other applicable parties) shall not amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) this UK Sale Agreement or the Receivables Purchase Agreement, or to the Originator’s memorandum and articles of association or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Assignee and the Agent (such consent not to be unreasonably withheld or delayed).

(ii)	The Originator shall not enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, the Receivables Purchase Agreement or any other Transaction Document.

(iii)	The Originator shall promptly furnish to the Agent a copy of any amendment, supplement, restatement or modification of any of the Transaction Documents to which it is a party (and to which the Agent is not a party).

Article VI ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

6.1.	Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

(a)	Collection Procedures. If the Originator receives Collections relating to Eligible Receivables sold hereunder, it shall deposit such Collections immediately into the UK Collection Account and, prior to such deposit, it shall hold such Collections on trust for the Assignee.

(b)	The Originator shall perform its obligations hereunder, and the exercise by the Assignee or its duly authorised designee of its rights hereunder shall not relieve the Originator from such obligations.

(c)	None of the Assignee, the Servicer, the Purchaser or the Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Assignee, the Servicer, the Purchaser or the Agent be obligated to perform any of the obligations of the Originator thereunder.

(d)	The Originator hereby irrevocably and by way of security for the performance of the covenants, conditions, obligations and undertakings on the part of the Originator contained herein grants to the Assignee a power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of any of the Termination Events contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement, to take in the name of the Originator any and all steps necessary or desirable, in the determination of the Agent, to enforce and collect any and all amounts or portions thereof due under any and all Pool Receivables, Related Security and related Contracts, including, without limitation, to endorse, negotiate or otherwise realise on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Assignee (whether or not from the Originator) in connection with any Receivable or any Related Right. During the occurrence and continuance of any Termination Event, such appointment will empower the Agent, without limitation, to endorse the name of the Seller on cheques and other instruments representing Collections.

6.2.	Further Action to Evidence Purchases. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Assignee, the Servicer or the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Receivables and Related Rights purchased by or contributed to the Assignee hereunder, or to enable the Assignee to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Assignee (and the Agent), the Originator will:

(a)	file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file other instruments or notices, as may be necessary or appropriate; and

(b)	on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the following legend:

“THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD PURSUANT TO A RECEIVABLES SALE AGREEMENT, DATED AS OF SEPTEMBER 8, 2009, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED, BETWEEN JOHNSONDIVERSEY UK LIMITED, AS ORIGINATOR, AND JDER LIMITED, AS ASSIGNEE, AND AN UNDIVIDED, FRACTIONAL OWNERSHIP INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN SOLD TO HANNOVER FUNDING COMPANY LLC PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 8, 2009, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED, AMONG JDER LIMITED, AS SELLER, JOHNSONDIVERSEY, INC., AS SERVICER, HANNOVER FUNDING COMPANY LLC, AS PURCHASER AND NORDDEUTSCHE LANDESBANK GIROZENTRALE, AS AGENT.”

The Originator hereby authorises the Assignee or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights now existing or hereafter generated by the Originator. If the Originator fails to perform any of its agreements or obligations under this UK Sale Agreement, the Assignee or its designee may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Assignee or its designee incurred in connection therewith shall be payable by the Originator.

Article VII INDEMNIFICATION

7.1.

Without limiting any other rights which the Assignee or any other Purchase and Sale Indemnified Party (as such term is defined below) may have hereunder or under applicable law, the Originator, severally and for itself alone, hereby agrees to indemnify the Assignee and each of its officers, directors, employees, agents, successors, transferees and assigns (each of the Assignee, its officers, directors, employees, agents, successors, transferees and assigns being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, (including, without limitation, Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of the Originator to perform its obligations (including any obligations delegated by it to, or assumed hereunder by, any duly authorised designee) under this UK Sale Agreement or any other Transaction Document to which the Originator is a party in its capacity as Originator, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party; (ii) Excluded Taxes; (iii) any special indirect or consequential damages suffered by any Purchase and Sale Indemnified Party; (iv) any Purchase and Sale Indemnified Amount to the extent the same includes losses in respect of Receivables which were Eligible Receivables as of the date transferred to the Assignee and which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; (v) any Purchase and Sale Indemnified Amount to the extent the same has been fully and finally paid in cash to such Purchase and Sale Indemnified Party pursuant to any provision of this UK Sale Agreement or any other Transaction Document; or (vi) any Breakage Costs or Purchase and Sale Indemnified Amounts claimed by any Purchase and Sale Indemnified Party. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the Originator shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a)	the transfer by the Originator of an interest in any Receivable or Related Right to any Person other than the Assignee;

(b)	any representation or warranty made by the Originator (or any Responsible Officer of the Originator, or any of its permitted designees, including the Servicer and its duly authorised designees) under or in connection with this UK Sale Agreement or any other Transaction Document, or any information or report delivered by a Responsible Officer of the Originator pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made or delivered (except any such amounts to the extent representing recourse due to the insolvency or other financial liability to pay of any Obligor);

(c)	the failure by the Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable generated by the Originator or the related Contract, or the nonconformity of any Receivable generated by the Originator or the related Contract with any such applicable law, rule or regulation;

(d)	the failure by the Originator to vest and maintain in the Assignee a beneficial ownership interest in the Receivables generated by the Originator and the Related Rights with respect thereto free and clear of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title (except in the case of a Termination Event that has occurred and is continuing) to the Eligible Receivables);

(e)	to the extent required by any Transaction Document, and taking into account any relevant grace periods, the failure to file, or any delay in filing, by the Originator financing statements or other similar instruments or documents under applicable laws with respect to any Receivables generated by the Originator, or any Related Rights with respect thereto, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

(f)

any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor) of the Obligor to the payment of any Receivable generated by the Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g)	any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by the Originator;

(h)	any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including without limitation Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by the Originator or any Related Security connected with any such Receivables;

(i)	the UK Collection Bank Agreement;

(j)	reasonable out of pocket costs and expenses of the Assignee, including without limitation Attorney Costs in connection with any Termination Event or the enforcement of any Transaction Document with respect to the Originator;

(k)	inability to enforce any judgment relating to the transaction in any applicable jurisdiction;

(l)	any loss as a result of any purported transfer of Eligible Receivables by way of true sale from the Originator to the Assignee not in fact being a true sale;

(m)	any loss as a result of Originator’s failure to transfer, assign and otherwise convey the Acquired Receivables Records due to restrictions imposed by Data Protection Law or any other obligation of the Originator to retain such records as may be required by statutory obligations or any other applicable law;

(n)	any loss as a result of Originator’s failure to obtain licensor consent in connection with Article III, Clause 3.2(f);

(o)	any loss as a result of Originator’s failure to transfer any Related Security to the Assignee; or

(p)	any loss as a result of the Originator’s (or its duly authorised designee’s) failure to (i) sweep any amounts paid by any Obligor into the UK Collection Account in accordance with the requirements of Section 1.4(b)(i)(a) of the Receivables Purchase Agreement or (ii) deposit any amounts it receives directly from any Obligor in respect of payment of Pool Receivables into the UK Collection Account.

Article VIII NOTICES

8.1.	Except to the extent indicated otherwise in this UK Sale Agreement, each communication made, given or delivered pursuant to, or in connection with, any of the UK Sale Agreement:

(a)	shall be in writing, legible and in the English language;

(b)	shall be made, given or delivered in one or more of the ways referred to in Clause 8.2 hereof using the contact details of the recipient person referred to in Clause 8.3 hereof; and

(c)	(where the recipient person’s contact details include a designated recipient for the relevant type of communication) shall be marked for the attention of that designated recipient;

and where the recipient person’s contact details include details where a copy of the relevant type of communication is also to be sent, a copy of the communication shall be sent in accordance with those details.

8.2.	Except to the extent that this UK Sale Agreement otherwise requires, each communication:

(a)	if delivered in person, or by courier, shall be deemed to be made and given at the time it is delivered or left at the relevant address;

(b)	if sent by post (postage pre-paid, and air mail if to another country) shall be deemed to be made and given when it arrives at the relevant address;

(c)	if sent by fax, shall be deemed to be made and given at the time the sender receives a transmission report indicating that all pages have been successfully transmitted to the relevant fax number; and

(d)	if sent by an electronic messaging system, shall be deemed to be made and given at the time the electronic message is available to be accessed by the recipient person.

However, any communication which would, under the above provisions, be deemed to be made or given outside local business hours shall instead be deemed to be made or given when the next following period of local business hours starts.

In this Clause 8.2 “local business hours” means 9.00 a.m. to 5.00 p.m. on a day other than a Saturday, Sunday or public holiday in the place where the communication is to be received.

8.3.	Current contact details

For the purposes of this Article VIII, the contact details to be used for a communication to be made or given under the this UK Sale Agreement to any recipient party, are the relevant contact details of that recipient party most recently notified by or on behalf of that recipient party to the relevant maker, giver or deliverer of that communication. Each party notifies each other party that such contact details for each party are, as at the date of this UK Sale Agreement, as set out below.

JDER Limited

JDER Limited

First Floor

7 Exchange Place

IFSC, Dublin

Ireland

Attention: The Directors

Telephone: +353 1 612 5551

Facsimile: +353 1 612 5550

JohnsonDiversey UK Limited

JohnsonDiversey, Inc.

8310 16th Street

M/S 555

Sturtevant, WI 53177, USA

Attention: General Counsel

Article IX ASSIGNMENT OF CONTRACT – AMENDMENT – POWER OF ATTORNEY

9.1.	Binding Effect; Assignability. This UK Sale Agreement shall be binding upon and inure to the benefit of the Assignee and the Originator and their respective successors and permitted assigns. The Originator may not assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Assignee and the Agent, except, with respect to a delegation of its obligations hereunder, to any authorised designee, to the extent expressly provided hereunder or in any Transaction Document; provided, however, that notwithstanding any such delegation, the Originator shall at all times remain responsible for the performance of such duties and obligations. This UK Sale Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article V, Clause 5.1, the indemnification and payment provisions of Article VII and the terms of Article XI, Article XII and Article XIII, Clause 13.9, shall be continuing and shall survive any termination of this UK Sale Agreement.

9.2.	Amendments, Etc. No amendment or waiver of any provision of this UK Sale Agreement shall be effective unless in writing signed by the Assignee (with prior written consent of the Agent).

9.3.	Power of Attorney.

(a)	The Originator hereby unconditionally appoints each of the Offer Signatories with effect on and from the Closing Date as its lawful attorney with full power and authority in its name and for and on its behalf to, jointly and severally, execute each Global Letter of Offer and do such lawful acts and things (including, without limitation, execute any document) as each Originator shall from time to time think necessary, appropriate or desirable in all respects to effect the sale of Eligible Receivables under the terms of this Agreement.

(b)	The Originator intends that each Global Letter of Offer and any other documents to be executed by the Offer Signatories under the authority granted in this clause 9.3 shall bind the Originator and have the same effect as if they had been validly executed by the Originator in accordance with the rules relating to the valid execution which apply to the Originator under the laws of England and Wales.

(c)	The power of attorney granted in this clause 9.3 shall endure for the term of this Agreement.

(d)	For the avoidance of doubt, the power of attorney granted in this clause 9.3 is given in addition to (and not in substitution for) any prior or future authority granted by the Originator to any of its directors or officers to execute any Global Letter of Offer or to undertake any of the other actions contemplated by this clause 9.3.

Article X GOVERNING LAW – JURISDICTION

10.1.	This UK Sale Agreement shall be governed by, and shall be construed in accordance with the laws of England and Wales provided that the references to “gross negligence” in Article VII shall be construed in accordance with the laws of the State of New York.

10.2.	The parties to this UK Sale Agreement irrevocably:

(a)	agree that the courts of England shall have jurisdiction to hear and determine any proceedings, suits or actions arising out of or in connection with this UK Sale Agreement (including regarding its existence, validity or termination) (“Proceedings”) and to settle any dispute which may arise out of or in connection with this UK Sale Agreement (including regarding its existence, validity or termination) (“Disputes”);

(b)	for such purposes, submits to the jurisdiction of such courts;

(c)	agrees that any Proceedings may be taken in the English courts;

(d)	waives (and irrevocably agrees not to raise) any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes;

(e)	(to the full extent permitted by the laws of each relevant jurisdiction) agrees not to claim and waives to the extent that such party may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to such party or its assets or revenues;

(f)	agrees not to claim that any such court is not a convenient or appropriate forum;

(g)	agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction; and

(h)	agrees that the taking of Proceedings in any one or more jurisdictions shall not preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

10.3.	The Assignee agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to CT Corporation Services for such party.

Article XI LIMITED RECOURSE

11.1	The obligations of the Assignee to pay any amounts due and payable hereunder and the other Transaction Documents shall be limited to the proceeds available at such time to make such payments in accordance with of this UK Sale Agreement and the Receivables Purchase Agreement. Notwithstanding anything to the contrary herein or any other Transaction Document, no sum will be due and payable by the Assignee except in accordance with Section 1.4 of the Receivables Purchase Agreement and any payment obligations of the Assignee under this UK Sale Agreement may only be satisfied from the amounts received by it under or pursuant to the Transaction Documents. If the security constituted by this UK Sale Agreement is enforced, and after payment of all other claims (if any) ranking in priority to or pari passu with each of the claims of the Secured Parties under this UK Sale Agreement, the remaining proceeds of such enforcement are insufficient to pay in full all amounts whatsoever due to each of the Secured Parties and all other claims ranking pari passu to the claims of each such party, then the claims of each such party against the Assignee will be limited to their respective shares of such remaining proceeds (as determined in accordance with the provisions of this UK Sale Agreement) and, after payment to each such party of its respective share of such remaining proceeds, the obligations of the Assignee to each such party will be discharged in full.

Article XII NON-PETITION

12.1	None of the parties hereto, nor the Purchaser or any Program Support Provider (nor any other person acting on behalf of any of them) shall be entitled at any time to institute against the Assignee, or join in any institution against the Assignee of, any bankruptcy, examinership, reorganisation, arrangement, insolvency, winding-up or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligations of the Assignee hereunder or otherwise owed to the Secured Parties, save for lodging a claim in the liquidation of the Assignee which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Assignee. In addition, none of the parties hereto nor any of the other Secured Parties shall have any recourse against any director, shareholder, or officer of the Assignee in respect of any obligations, covenant or agreement entered into or made by the Assignee pursuant to the terms hereof or any other document relating hereto to which it is a party or any notice or documents which it is requested to deliver hereunder or thereunder.

Article XIII MISCELLANEOUS

13.1.	Gender

Unless indicated otherwise, references in this UK Sale Agreement to the neuter or to any gender include both genders and the neuter.

13.2.	References to persons include all types of persons

Unless indicated otherwise, references in this UK Sale Agreement (in any manner, including generally, specifically, by name, by capacity, by role or otherwise) to a person include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality).

13.3.	Components of documents

In this UK Sale Agreement, unless indicated otherwise:

(a)	references to an agreement or document shall include a reference to each of the Schedules, Exhibits, Appendices and Annexes to the relevant agreement or document;

(b)	references to parties, Articles, Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules, Exhibits, Appendices and Annexes are to Clauses, sub-Clauses and paragraphs and sub-paragraphs of, and the parties and Schedules, Exhibits, Appendices and Annexes to, this UK Sale Agreement.

13.4.	Document References Provision

Unless indicated otherwise, a reference to an agreement or other document in this UK Sale Agreement shall be construed as a reference to that agreement or document as supplemented, varied, novated or replaced from time to time in accordance with its terms, and to any agreement, deed or document executed pursuant thereto.

13.5.	Statutory References Provision

In this UK Sale Agreement, unless indicated otherwise, a reference to any statutory provision or legislative enactment is to that provision or enactment as amended or re-enacted and includes any amendments made to that provision that are in force at that date, any statutory provision of which it is a re-enactment or consolidation and any order, instrument or regulation made or issued under it.

13.6.	Inclusion of specific examples does not limit generality

In this UK Sale Agreement, unless indicated otherwise:

(a)	the words “include” and “including” are to be construed without limitation and without prejudice to the generality of any preceding words,

(b)	general words introduced by the word “other” are not to be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and

(c)	general words are not to be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

13.7.	References to a day and time; computation of time period

(a)	In this UK Sale Agreement, unless indicated otherwise, a reference to a “day” means a period of 24 hours running from midnight to midnight and a reference to a time of day is to London time.

(b)	In this UK Sale Agreement, unless otherwise stated, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

13.8.	Headings do not affect interpretation

In this UK Sale Agreement headings are for convenience only and shall not affect the interpretation of this UK Sale Agreement.

13.9.	Remedies Survival Provision

Upon termination of this UK Sale Agreement, the rights and obligations of the parties hereunder shall terminate and be of no further effect, except that:

(a)	the provisions, if any, specified as being survival provisions in this UK Sale Agreement shall remain in full force and effect;

(b)	any rights or obligations to which any of the parties to this UK Sale Agreement may be entitled or be subject which accrued before such termination shall remain in full force and effect;

(c)	such termination shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the event which gave rise to the termination or any other right to damages or other remedy which any party may have in respect of any breach of this UK Sale Agreement which existed at or before the date of termination.

13.10.	Costs, Expenses and Taxes

In addition to the obligations of the Originator under Article VII, the Originator agrees to pay on demand:

(a)	to the Assignee (and any successor, transferee and assign thereof) all costs and expenses (including without limitation Attorney Costs) incurred by such Person in connection with the enforcement of this UK Sale Agreement and the other Transaction Documents; and

(b)	all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this UK Sale Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

13.11.	Execution in Counterparts

This UK Sale Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

13.12.	Acknowledgment and Agreement

By execution below, the Originator expressly acknowledges and agrees that all of the Assignee’s right, title, and interest in, to, and under this UK Sale Agreement (but not its obligations), shall be pledged and assigned by the Assignee pursuant to the Receivables Purchase Agreement, and the Originator hereby consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Purchaser and the Agent are third party beneficiaries of the rights of the Assignee arising hereunder and under the other Transaction Documents to which the Originator is a party.

13.13.	Entire Agreement.

This UK Sale Agreement embodies the entire agreement and understanding between the Originator and the Assignee and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

13.14.	No Partnership

Nothing in this UK Sale Agreement and no action taken by the parties hereto pursuant to this UK Sale Agreement shall constitute, or be construed as constituting, a joint venture or a partnership between such parties.

Except where this UK Sale Agreement provides otherwise no party has any authority or power to bind, to contract in the name of or to create a liability for another party in any way or for any purpose.

13.15.	Third Party Rights Exclusion Provision

Other than the Purchaser and the Agent (and their duly authorised designees), each of whom shall have the right to enforce any term of this UK Sale Agreement as if named as a party hereto and as if named as a recipient of all representations and obligations of the Seller herein but without having any obligations whatsoever under this UK Sale Agreement, no person who is not a party to this UK Sale Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any provision of this UK Sale Agreement save where expressly provided otherwise herein. This does not affect any right or remedy of a third party which exists or is available apart from that Act.

13.16.	Severability of Provisions

If any one or more of the covenants, agreements, provisions or terms of this UK Sale Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this UK Sale Agreement and shall in no way affect the validity or enforceability of the other provisions of this UK Sale Agreement.

IN WITNESS WHEREOF, the parties have caused this UK Sale Agreement to be duly executed as a deed as of the date first above written.

SIGNED, SEALED AND DELIVERED by	)
the duly authorised attorney of	)
JDER LIMITED,	) /s/ Ignacio Barrera
as Assignee,	)
in the presence of:	)

/s/ Iván Martín-Barbón
Signature of Witness

Iván Martín-Barbón
Name of Witness

Jones Day Madrid

Velázquez 51, 28001 Madrid
Address of Witness

ORIGINATOR

EXECUTED as a DEED and	)
delivered by a duly authorised signatory of	)
JOHNSONDIVERSEY UK LIMITED	) /s/ David C. Quast
)
in the presence of: /s/ Karen L. Barth	)

Name of Witness : Karen L. Barth

Address of Witness: 8310 16th Street Sturtevant, WI 53177

Schedule 1

Form of Global Letter of Offer

[Date]

To:	JDER Limited

Attention:	[—]

cc:	[—]

Attention:	[—]

Dear Sirs,

1.	Pursuant to the sale agreement (the “UK Sale Agreement”) dated [—] 2009 between you, JDER Limited (the “Assignee”) and JohnsonDiversey UK Limited (“JDI UK”), the sale agreement (the “Spanish Sale Agreement”) dated [—] 2009 between you, the Assignee, and JohnsonDiversey España S.L (“JDI Spain”) and the sale agreement (the “French Sale Agreement”) dated [—] 2009 between, amongst others, you, the Assignee, and JohnsonDiversey France S.A.S. (“JDI France”), concerning the purchase of Eligible Receivables from JDI UK, JDI Spain and JDI France respectively, to the extent that JDI UK, JDI Spain or JDI France is the beneficial owner, we offer to you, the Purchaser, pursuant to this Global Letter of Offer (a “Global Letter of Offer”), an assignment of:

(i)	each and every Offered Receivable (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI UK, together with the Receivables Property (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables Property”) related to such UK Receivable;

(ii)	each and every Offered Receivable (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI Spain, together with [the Receivables Property] (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables Property”) related to such Spanish Receivable; and

(iii)

each and every Offered Receivable (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI France, together with [the Receivables Property] (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables Property”) related to such French Receivable, representing, in the aggregate, the Eligible Receivables (and related UK Receivables Property, Spanish Receivables Property and French Receivables Property) [in relation to JDI UK, JDI Spain and JDI France] transferred to you on the date of this Global Letter of Offer.

2.	The Purchase Price for the:

(i)	UK Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI UK];

(ii)	Spanish Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI Spain]; and

(iii)	French Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI France].

3.	The provisions of:

(i)	the UK Sale Agreement apply to this offer in relation to the UK Receivables and the UK Receivables Property and any purchase by the Assignee pursuant hereto in relation to such UK Receivables and UK Receivables Property;

(ii)	the Spanish Sale Agreement apply to this offer in relation to the Spanish Receivables and the Spanish Receivables Property and any purchase by the Assignee pursuant hereto in relation to such Spanish Receivables and Spanish Receivables Property; and

(iii)	the French Sale Agreement apply to this offer in relation to the French Receivables and the French Receivables Property and any purchase by the Assignee pursuant hereto in relation to such French Receivables and French Receivables Property, and except as otherwise provided herein, capitalised terms in this letter have the meaning ascribed to them in the receivables purchase agreement dated [—] 2009 between (1) the Assignee, (2) Hannover Funding Company LLC, (3) Norddeutsche Landesbank Girozentrale, (4) JDI UK, (5) JDI France and (6) JDI Spain.

Yours faithfully,

Authorised Signatory
For and on behalf of
JohnsonDiversey UK Limited

Authorised Signatory

For and on behalf of

JohnsonDiversey España S.L

Authorised Signatory

For and on behalf of

JohnsonDiversey France S.A.S.

Exhibit 1 to Global Letter of Offer

Form of Receivables Schedule

[to be provided by Administrator]

Column	Remark

Originator Name

Invoice Number

Line Item

Obligor Number

Obligor Jurisdiction	Use SAP Country Code

Invoice Amount	Multiply Amount by 100 (to avoid separator problems)

Invoice Currency	GBP

Invoice Date	DD/MM/YYYY

Due Date	DD/MM/YYYY

Schedule 2

Form of UK Company Note

SUBORDINATED NOTE

            , 200

1. Note. FOR VALUE RECEIVED, the undersigned, JDER Limited, a private limited liability company organised under the laws of Ireland (“Assignee”), hereby unconditionally promises to pay to the order of JOHNSONDIVERSEY UK LIMITED, a private limited liability company organised under the laws of England and Wales (“Originator”), in Pounds Sterling and in immediately available funds, on or before the date following the Facility Termination Date which is two years and one day after the later to occur of (i) the Outstanding Balance of all Receivables sold by the Originator to the Assignee under the “UK Sale Agreement” referred to below has been reduced to zero and (ii) the Originator has paid to the Assignee all indemnities, adjustments and other amounts which are owed thereunder in connection with its purchase of Eligible Receivables thereunder (the “Collection Date”), the aggregate unpaid principal sum listed on the Schedule hereto, pursuant to and in accordance with the terms of that certain UK Sale Agreement dated as of September 8, 2009 among Originator and Assignee, as Assignee (as amended, restated, supplemented or otherwise modified from time to time, the “UK Sale Agreement”). Reference to Article III, Clause 3.5 of the UK Sale Agreement is hereby made for a statement of the terms and conditions under which credit extended hereby has been and will be made. All terms which are capitalised and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the UK Sale Agreement.

2. Interest. Assignee further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the British Banker’s Association Interest Settlement Rate for Pounds Sterling (the “LIBOR Rate”) for the period chosen by the Assignee and the Originator, on the first Originator Business Day of each month (or portion thereof) during the term of this UK Company Note (the “Subordinated Note”), computed for actual days elapsed on the basis of a year consisting of 360 days and changing on the first Originator Business Day of each month hereafter (“LIBOR”); provided, however, that if Assignee shall default in the payment of any principal hereof, Assignee promises to pay, on demand, interest at the rate equal to LIBOR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Originator Business Day of each month in arrears; provided, however, that Assignee may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any credit extended under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Originator or its duly authorised designee is authorised and directed by Assignee to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each credit extended to it which is evidenced by this Subordinated Note and the amount of each payment of principal made by Assignee, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of Assignee hereunder.

4. No Deductions; No Withholding. All amounts payable pursuant to this Subordinated Note shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any deduction or withholding is required by law in respect of any payment due to the Originator pursuant to this Subordinated Note, the Assignee shall:

(i)	ensure that the deduction or withholding is made and does not exceed the minimum legal requirement therefor;

(ii)	pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law;

(iii)	increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Originator after the deduction or withholding (and after taking into account any further deduction or withholding which is required to be made which arises as a consequence of the increase) shall be equal to the amount which the Originator would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and

(iv)	promptly deliver to the Originator appropriate receipts evidencing the deduction or withholding which has been made.

The obligation to pay an increased amount under subclause (iii) above shall not apply if the reason for the requirement to withhold is as a consequence of the Originator not being resident for tax purposes in an EU Member State of the European Communities and/or as a consequence of receiving payments hereunder in connection with that part of its trade or business which is carried on in Ireland by the Originator through a branch or agency.

If the Originator determines in its absolute discretion that it has received, realised, utilised and retained a tax benefit by reason of any deduction or withholding in respect of which the Assignee has made an increased payment under this clause 4 the Originator shall, provided it has received all the amounts which are then due and payable by the Assignee under this Subordinated Note pay to the Assignee (to the extent that the Originator can do so without prejudicing the amount of that benefit or the right of the Originator to obtain any other benefit relief or amounts which may be available to it) such amount, if any, as the Originator shall determine will leave the Originator in no better and no worse position than the Originator would have been if the deduction or withholding had not been required provided that: the Originator shall have an absolute discretion as to the time at which and the order and manner in which he realises or utilises any tax benefit, and if under the provisions of the UK Irish double tax treaty the requirement to make such deduction or withholding may be avoided, each of the Originator and the Assignee shall make all necessary claims and prepare all necessary documents which may be required in order for the Originator to claim the benefit of the treaty and the Assignee and the Originator shall use all reasonable endeavours to ensure that such claim is processed expeditiously.

5. Subordination. Originator shall have the right to receive, and Assignee shall make, any and all payments and prepayments relating to the credit extended under this Subordinated Note provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Receivables Purchase Agreement hereinafter referred to) owned by Assignee at such time exceeds the sum of (a) all unpaid amounts outstanding at such time under the Receivables Purchase Agreement, plus (b) the aggregate outstanding principal balance of all credit extended under this Subordinated Note. Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, or at any time after the occurrence of a Termination Event that is continuing, Originator shall be subordinated in its right of payment to the prior payment of any indebtedness or obligation of Assignee owing to the Agent (as defined below) and the Purchaser (as defined below) under that certain Receivables Purchase Agreement dated as of September 8, 2009 by and among Assignee, Hannover Funding Company LLC (the “Purchaser”), the Originator, NordDeutsche Landesbank Girozentrale, as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the “Agent”) and the various other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchaser and/or any of their respective assignees (collectively, the “Senior Claimants”). Until the date on which the “Investment” outstanding under the Receivables Purchase Agreement has been repaid in full and all other obligations of Assignee thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not institute against Assignee any proceeding of the type described in paragraph (q) of Exhibit V to the Receivables Purchase Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of this Section 4, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

6. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in paragraph (q) of Exhibit V to the Receivables Purchase Agreement involving Assignee as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the “Investment” and the Senior Claim (including “Discount” as defined and as accruing under the Receivables Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Discount is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of Assignee of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

7. Amendments. This Subordinated Note shall not be amended or modified except in accordance with the terms of the UK Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchaser.

8. GOVERNING LAW. THIS SUBORDINATED NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF IRELAND. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

9. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

10. Incorporation by Reference. The provisions of Article XI (Limited Recourse), Article XII (Non-Petition) and Clauses 13.4, 13.7, 13.8 and 13.15 of Article XIII of the UK Sale Agreement shall apply, mutatis mutandis, to this Subordinated Note.

11. Taxes.

(i)

By holding this Subordinated Note, the Originator, on the date the Subordinated Note is issued and on each date a payment is made to the Originator, shall be deemed to represent to the Assignee that it is a company which is resident for the purposes of tax in an EU Member State (by virtue of the laws of such EU Member State) and does not receive payments hereunder in connection with that part of its trade or business which is carried on in Ireland by it through a branch or agency; and, in this context, “EU Member State” means a Member State of the European Communities (other than Ireland).

(ii)	The Originator shall promptly notify the Assignee if it has ceased to be resident in an EU Member State or if it commences to receive payments hereunder in connection with a trade or business which is carried on by it in Ireland by it through a branch or agency.

12. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Agent, and any such attempted transfer shall be void.

JDER LIMITED

By:
Title

Schedule

To

SUBORDINATED NOTE

CREDIT EXTENDED AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF CREDIT EXTENDED	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY (INITIALS OF RESPONSIBLE OFFICER)